Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-113497) and related Prospectus of GenCorp Inc. for the registration of $125,000,000 of its 4% Contingent Convertible Subordinated Notes due 2024.

We also consent to the incorporation by reference therein of our report dated January 28, 2004, with respect to the consolidated financial statements of GenCorp Inc. included in its Annual Report on Form 10-K for the year ended November 30, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Sacramento, California

May  14, 2004